EXHIBIT 10.18

TAX I.D. No 38-1983228

PROMISSORY NOTE

$5,000,000.00	Detroit, Michigan April 20, 2000

          On or before November 1, 2001 (herein called the "Maturity Date"), FOR VALUE RECEIVED, the undersigned, Manatron, Inc., a Michigan corporation (herein called the "Borrower"), promises to pay to the order of Comerica Bank, a Michigan banking corporation (herein called "Bank"), at any office of Bank located in the State of Michigan, in lawful currency of the United States of America, the principal sum of Five Million Dollars ($5,000,000.00), or so much of said sum as has been advanced and is then outstanding hereunder, together with interest thereon as hereinafter set forth.

          This Note is a note under which Advances, repayments and new Advances may be made from time to time, provided that Bank shall not be obligated to make any Advance hereunder (notwithstanding anything expressed or implied herein or elsewhere to the contrary) in the event that any Default (as hereinafter defined) or any condition or event which, with the giving of notice or the passage of time, or both, would constitute a Default, shall have occurred and be continuing or exist, and provided, further, that in no event shall Bank be obligated to make any Quoted Rate Advance hereunder, whether or not any Default, or any such condition or event, shall have occurred and be continuing or exist. Advances hereunder may be requested in Borrower's discretion by telephonic notice to Bank or by submission to Bank of a Request for Advance in form annexed hereto as Exhibit "A". Any Advance requested by telephonic notice shall be confirmed by Borrower that same day by submission to Bank, either by first class mail or telefax, of the written Request for Advance aforementioned. Borrower acknowledges that if Bank makes an Advance based an a telephonic request, it shall be for Borrower's convenience and all risks involved in the use of such procedure shall be borne by Borrower, and Borrower expressly agrees to indemnify and hold Bank harmless therefor. Bank shall have no duty to confirm the authority of anyone requesting an Advance by telephone.

          Each Quoted Rate Advance hereunder shall be in a minimum principal amount of Two Hundred Fifty Thousand Dollars ($250,000,00).

          Each Prime-based Advance outstanding under this Note shall bear interest at the Prime-based Rate, and each Quoted Rate Advance outstanding under this Note shall bear interest at the applicable Quoted Rate. Each Advance hereunder shall be payable upon the respective Repayment Date therefor (unless sooner accelerated in accordance with the terms of this Note), unless Bank, in its sole and absolute discretion, and subject to all other terms and conditions of this Note, agrees to allow the continuation of an outstanding Advance as the same type of Advance or the conversion of an outstanding Advance to another type of Advance, in which case, that portion of such Advance which is not so continued or converted, as the case may be, shall be repaid on such Repayment Date. Interest shall be computed on a daily basis using a year of 360 days and shall be assessed for the actual number of days elapsed, and in such computations, effect shall be given to any change in the interest rate as a result of any change in the Prime-based Rate on the date of each such change in the Prime-based Rate. Unless sooner accelerated in accordance with the terms of this Note, accrued and unpaid interest on each Advance hereunder shall be payable monthly, in arrears, on the first (1st) Business Day of each month, and on the Maturity Date, and, in the case of Quoted Rate Advance, also on the respective Repayment Date therefor.

          The amount, applicable interest rate, and Repayment Date of each Advance shall be noted on Bank's books and records, which books and records will be conclusive evidence thereof; provided, however, any failure on the part of Bank to make any such notation shall not relieve Borrower of its obligations to repay Bank all amounts owing under this Note when due in accordance with the terms hereof.

          If Borrower makes any payment of principal with respect to any Quoted Rate Advance on any day other than the applicable Repayment Date therefor (whether voluntarily, by acceleration, or otherwise), or if Borrower fails to borrow a Quoted Rate Advance after notice has been given by Borrower to Bank in accordance with the terms of this Note requesting such Advance and Bank has agreed to make such Quoted Rate Advance, or if Borrower fails to make any payment of principal or interest in respect of any Quoted Rate Advance when due, Borrower shall reimburse Bank, on demand, for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties. Calculation of any amounts payable to Bank under this paragraph shall be made as though Bank shall have actually funded or committed to fund the relevant Quoted Rate Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity date comparable to the applicable repayment date of such Quoted Rate Advance; provided, however, Bank may fund any Quoted Rate Advance in any manner it deems fit and the foregoing assumption shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Prime-based Advances may be prepaid at any time without penalty or premium.

          This Note and any other indebtedness and liabilities of any kind of Borrower to Bank, and any and all modification, renewals or extensions thereof, whether joint or several, contingent or absolute, direct or indirect, now existing or later arising, and however evidenced (collectively the "Indebtedness"), are secured by and Bank is granted a security interest in all items at any time deposited in any account of Borrower with Bank and by all proceeds of these items (cash or otherwise), all account balances of Borrower from time to time with Bank, and by all property of Borrower from time to time in the possession of Bank.

          If (a) Borrower or any guarantor under a guaranty of all or part of the Indebtedness (a "guarantor") fail(s) to pay this Note, or any part thereof, or any of the Indebtedness when due, by maturity, acceleration or otherwise, or fail(s) to pay any Indebtedness owing on a demand basis upon demand; or (b) Borrower or any guarantor fail(s) to comply with any of the terms or provisions of any agreement between Borrower or any guarantor and Bank; or (c) Borrower or any guarantor become(s) insolvent or the subject of a voluntary or involuntary proceeding in bankruptcy, or a reorganization, arrangement or creditor composition proceeding, (if a business entity) cease(s) doing business as a going concern, (if a natural person) die(s) or become(s) incompetent, (if a partnership) dissolve(s) or any general partner of it dies, becomes incompetent or becomes the subject of a bankruptcy proceeding, or (if a corporation) is the subject of a dissolution, merger or consolidation; or (d) any warranty or representation made by Borrower or any guarantor in connection with this Note or any of the Indebtedness shall be discovered to be untrue or incomplete; or (e) there is any termination, notice of termination, or breach of any guaranty, pledge, collateral assignment or subordination agreement relating to all or any part of the Indebtedness; or (f) there is any failure by Borrower or any guarantor to pay when due any of its indebtedness (other than to Bank) or in the observance or performance of any term, covenant or condition in any document evidencing, securing or relating to such indebtedness; or (g) Bank deems itself insecure, believing in good faith that the prospect of payment or performance of this Note or any of the Indebtedness is impaired or shall fear deterioration, removal or waste of any of the Collateral; or (h) there is filed or issued a levy or writ of attachment or garnishment or other like judicial process upon Borrower or any guarantor including, without limit, any accounts of Borrower or any Guarantor with Bank, then Bank, upon the occurrence or existence of any of these conditions or events (each a

"Default"), may at its option and without prior notice to Borrower, declare any or all of the Indebtedness to be immediately due and payable (notwithstanding any provisions contained in the evidence of it to the contrary), sell or liquidate all or any portion of the Collateral, set off against the Indebtedness any amounts owing by Bank to Borrower, and exercise any one or more of the rights and remedies granted to Bank by any agreement with Borrower or given to it under applicable law, or otherwise.

          Upon the occurrence and during the continuance of any Default hereunder, (a) interest on all outstanding Prime-based Advances shall be payable at a per annum rate of three percent (3%) above the Prime-based Rate, and (b) interest on any outstanding Quoted Rate Advances shall be payable until the respective Repayment Date for each such Advance at a per annum rate equal to the greater of three percent (3%) above (i) the applicable Quoted Rate, or (ii) the Prime-based Rate, and after such Repayment Date, at a per annum rate equal to three percent (3%) above the Prime-based Rate, which interest, in any case, shall be payable upon demand.

          All payments under this Note shall be in immediately available United States funds, without setoff or counterclaim.

          Borrower waives presentment, demand, protest, notice of dishonor, notice of demand or intent to demand, notice of acceleration or intent to accelerate, and all other notices, and agrees that no extension or indulgence to Borrower, or release, substitution or nonenforcement of any security, or release or substitution of any of Borrower, any guarantor or any other party, whether with or without notice, shall affect the obligations of Borrower. Borrower waives all defenses or right to discharge available under Section 3-605 of the Uniform Commercial Code and waives all other suretyship defenses or right to discharge. Borrower agrees that Bank has the right to sell, assign, or grant participations, or any interest, in any or all of the Indebtedness, and that, in connection with such right, but without limiting its ability to make other disclosures to the full extent allowable, Bank may disclose all documents and information which Bank now or later has relating to Borrower and the Indebtedness.

          Borrower agrees to reimburse Bank, or any other holder or owner of this Note, for any and all costs and expenses (including, without limit, court costs, legal expenses and reasonable attorneys' fees, whether inside or outside counsel is used, whether or not suit is instituted, and, if suit is instituted, whether at the trial court level, appellate level, in a bankruptcy, probate or administrative proceeding or otherwise) incurred in collecting or attempting to collect this Note or the Indebtedness or incurred in any other matter or proceeding relating to this Note or the Indebtedness.

          Borrower acknowledges and agrees that there are no contrary agreements, oral or written, establishing a term of this Note and agree that the terms and conditions of this Note may not be amended, waived or modified except in a writing signed by a duly authorized officer of Bank expressly stating that the writing constitutes an amendment, waiver or modification of the terms of this Note. If any provision of this Note is unenforceable in whole or part for any reason, the remaining provisions shall continue to be effective. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN.

          This Note shall bind Borrower and Borrower's respective successors and assigns.

          For purposes of this Note, the following terms will have the following meanings:

          "Advance" means a borrowing requested by Borrower and made by Bank under this Note in accordance with the terms hereof, including, without limitation, the continuation of an outstanding Advance as the same type of Advance or the conversion of an outstanding Advance to another type of Advance, and shall include a Prime-based Advance and a Quoted Rate Advance.

          "Business Day" means any day, other than a Saturday, Sunday or holiday, on which Bank is open for all or substantially all of its commercial banking business in Detroit, Michigan.

          "Prime-based Advance" means an Advance which bears interest at the Prime-based Rate.

          "Prime-based Rate" means a per annum interest rate which is equal to the greater of (a) the Prime Rate, minus one-quarter of one percent (.25%), or (b) the rate of interest equal to the sum of one-percent (1%) plus the rate of interest equal to the average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers (the "Overnight Rates"), as published by the Federal Reserve Bank of New York, or, if the Overnight Rates are not so published for any day, the average of the quotations for the Overnight Rates received by Bank from three (3) Federal funds brokers of recognized standing selected by Bank, as the same may be changed from time to time.

          "Prime Rate" means the per annum rate of interest established by Bank from time to time as its prime rate, which rate may not necessarily be Bank's lowest rate for loans.

          "Quoted Rate" means a per annum rate of interest, other than the Prime-based Rate, which is quoted by Bank and accepted by Borrower as the applicable interest rate with respect to a Quoted Rate Advance hereunder.

          "Quoted Rate Advance" means an Advance which bears interest at a Quoted Rate.

          "Repayment Date" means, (a) in respect of an outstanding Prime-based Advance, the Maturity Date (unless sooner accelerated in accordance with the terms of this Note), and (b) in respect of an outstanding Quoted Rate Advance, a date which is acceptable to and offered by Bank, in its sole and absolute discretion, as the Repayment Date for such Quoted Rate Advance and which is accepted by Borrower as the Repayment Date for such Advance, subject to and in accordance with the terms and conditions of this Note; provided, however, in the case of Quoted Rate Advances, in no event shall the Repayment Date in respect thereof be less than thirty (30) days from the date of the respective Advance, and in no event shall any Repayment Date extend beyond the Maturity Date, and in the event that any Repayment Date occurs on any day which is not a Business Day, such Repayment Date shall be extended to the next succeeding Business Day, except that, as to any outstanding Quoted Rate Advances, if the next succeeding Business Day falls in another calendar month, the Repayment Date applicable thereto shall occur on the next preceding Business Day, and, to the extend applicable, interest shall continue to accrue and be payable during any such extensions of any Repayment Date.

          This Note amends, restates, supersedes and replaces that certain Promissory Note dated October 9, 1998, made in the principal amount of Three Million Dollars ($3,000,000.00) by Borrower payable to Bank, and the initial Advance(s) under this Note shall be deemed to be first applied, to the extent necessary, to repay the existing indebtedness of Borrower to Bank under said Promissory Note; provided, however, the execution and delivery by Borrower of this Note unto Bank shall not, in any manner or circumstance, be deemed to be a novation of or to have terminated, extinguished or discharged any of Borrower's indebtedness evidenced by said Promissory Note, all of which indebtedness shall continue under and shall hereinafter be evidenced and governed by this Note.

          BORROWER AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT,

WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS NOTE OR THE INDEBTEDNESS.

          Nothing herein shall limit any right granted Bank by other instrument or by law.

          In addition to the other amounts payable by Borrower to Bank under this Note, Borrower shall, (i) on November 1, 2000, pay to the Bank a fee based on the average amount outstanding each day under this Note (and it's predecessor) for the period from November 1, 1999 through October 31, 2000 in accordance with the following schedule, and (ii) on November 1, 2001, pay to the Bank a fee based on the average amount outstanding each day under this Note for the period from November 1, 2000 through October 31, 2001 in accordance with the following schedule:

Average Daily Amount Outstanding	Fee

$0.00 to $99,999.00	$20,000.00
$100,000.00 to $199,999.00	$17,500.00
$200,000.00 to $299,999.00	$15,000.00
$300,000.00 to $399,999.00	$12,500.00
$400,000.00 to $499,999.00	$10,000.00
$500,000.00 to $599,999.00	$ 7,500.00
$600,000.00 to $699,999.00	$ 5,000.00
$700,000.00 to $999,999.00	$ 2,500.00
$1,000,000 and above	$ 0.00

MANATRON, INC. By: /s/ Paul R. Sylvester Paul R. Sylvester Its: President

EXHIBIT "A"

REQUEST FOR ADVANCE

TO:          COMERICA BANK (the "Bank")

          The undersigned hereby requests a *_____________________ Advance, or confirms such a request made by telephone, under the Promissory Note dated April 20, 2000, in the principal amount of Five Million Dollars ($5,000,000.00) (the "Note") made by the undersigned to the Bank, pursuant to the following terms:

Advance Amount: $_________________
Quoted Rate (if applicable): _________% per annum
Advance Date: _________________, ________
Repayment Date: __________________, _______

          The proceeds of this Advance shall be or have been deposited to Account No. ___________ of the undersigned with the Bank or as follows:

          The undersigned warrants that no condition exists or event has occurred which constitutes or, with the passage of time or the giving of notice, or both, would constitute a Default under the Note.

          Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Note.

          Dated this ______ day of _________________________, ________.

MANATRON, INC. By: Its:

*Insert as applicable: "Prime-based" or "Quoted Rate".